Exhibit 99.1

SAFETY ANNOUNCES FOURTH QUARTER AND YEAR END 2009 RESULTS

Boston, Massachusetts, March 9, 2010.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported fourth quarter and year end 2009 results.  Net income for the quarter ended December 31, 2009 was $10.3 million, or $0.68 per diluted share, compared to $11.9 million, or $0.73 per diluted share, for the comparable 2008 period.  Net income for the year ended December 31, 2009 was $54.2 million, or $3.48 per diluted share, compared to $70.3 million, or $4.31 per diluted share, for the comparable 2008 period.  Safety’s book value per share increased to $41.20 at December 31, 2009 compared to $37.17 at December 31, 2008.  Safety paid $0.40 per share in dividends to investors during both the quarters ended December 31, 2009 and 2008 and $1.60 per share in dividends to investors during both the years ended December 31, 2009 and 2008.

As previously announced, in January 2010 we reached an agreement with the Massachusetts Attorney General’s office to change the way we calculated motorcycle insurance premiums for certain types of coverage dating back to January 1, 2002.  Under the terms of the agreement, we will return approximately $7.2 million to policyholders.  We also paid approximately $0.3 million to the Commonwealth of Massachusetts for the costs and expenses of the Attorney General related to the review.  This settlement was recorded as an increase to our underwriting expenses in 2009 and the after tax impact on net income was $3.8 million, or $0.25 per diluted share for the quarter ended December 31, 2009, and $4.9 million, or $0.32 per diluted share for the year ended December 31, 2009.

Direct written premiums for the quarter ended December 31, 2009 increased by $7.5 million, or 6.6%, to $121.5 million from $114.0 million for the comparable 2008 period primarily due to increases in our homeowners and personal automobile lines of business.  Direct written premiums for the year ended December 31, 2009 decreased by $13.8 million, or 2.4%, to $559.7 million from $573.5 million for the comparable 2008 period. The 2009 decrease occurred primarily in our personal and commercial automobile lines, which experienced decreases of 4.5% and 5.8%, respectively, in average written premium per exposure.  The decrease in our personal automobile line was primarily as a result of rate decreases totaling 6.7% which we filed under the competitive pricing system introduced to the private passenger automobile market in Massachusetts beginning April 1, 2008.

Net written premiums for the quarter ended December 31, 2009 increased by $5.7 million, or 5.3%, to $113.4 million from $107.7 million for the comparable 2008 period. Net written premiums for the year ended December 31, 2009 decreased by $20.3 million, or 3.7%, to $532.6 million from $552.9 million for the comparable 2008 period. This decrease was due to the factors that decreased direct written premiums combined with decreases in premiums assumed from Commonwealth Automobile Reinsurers (“CAR”), and partially offset by decreases in premiums ceded to CAR.  Written premiums assumed from and ceded to CAR decreased as a result of the phase-out of the CAR personal automobile reinsurance pool, which was replaced by an assigned risk plan, the Massachusetts Automobile Insurance Plan (“MAIP”).  Beginning with policy effective dates after March 31, 2009, all personal automobile business was eligible for MAIP and could no longer be ceded to CAR.

Net earned premiums for the quarter ended December 31, 2009 decreased by $5.3 million, or 3.9%, to $132.3 million from $137.6 million for the comparable 2008 period.  Although direct and net written premiums increased for the quarter, net earned premium decreased due to prior quarter decreases and the lag between the time the premium is written and earned.  Net earned premiums for the year ended December 31, 2009 decreased by $44.6 million, or 7.7%, to $532.0 million from $576.6 million for the comparable 2008 period.  This decrease was due to the factors that decreased direct and net written premiums. The effect of assumed and ceded premiums on net written and net earned premiums is presented in the attached tables.

Net investment income for the quarter ended December 31, 2009 was $11.1 million compared to $11.3 million for the comparable 2008 period.  Net investment income for the year ended December 31, 2009 was $43.3 million compared to $45.8 million for the comparable 2008 period. Average cash and investment securities (at cost) increased by $1.4 million, or less than 1.0%, to $1,061.9 million for the year ended December 31, 2009 from $1,060.5 million for the comparable 2008 period.  Net effective yield on the investment portfolio was 4.1% during the year ended December 31, 2009 compared to 4.3% for the comparable 2008 period. Our duration was 3.3 years at December 31, 2009 compared to 3.2 years at December 31, 2008.

We continue to hold no subprime mortgage debt securities.  All of our mortgage-backed securities are either U.S. Government or Agency guaranteed or are rated Aaa.  During the year ended December 31, 2009, we purchased 1,332,535 of our common shares on the open market under our share buyback program at a cost of $42.2 million.  As of December 31, 2009, we maintained $74.5 million in cash and cash equivalents and we have no outstanding debt.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended December 31, 2009 were 64.1%, 36.6% and 100.7% compared to 69.2%, 29.7% and 98.9% for the comparable 2008 period.  The loss ratio decreased primarily as a result  of the absence of any catastrophic losses during the quarter ended December 31, 2009 compared to $4.0 million in losses related to the December 2008 New England ice storm during the comparable 2008 period.  The expense ratio increased as a result of the expenses incurred related to the January 2010 agreement with the Massachusetts Attorney General’s office as discussed above.  Loss, expense and combined ratios calculated under GAAP for the year ended December 31, 2009 were 65.1%, 32.2% and 97.3% compared to 64.1%, 30.0% and 94.1% for the comparable 2008 period. The loss ratio increased for the year ended December 31, 2009 primarily as a result of a decrease in our personal automobile earned premiums per exposure.  Total prior year favorable development included in the pre-tax results for the quarter and year ended December 31, 2009 was $14.0 million and $44.1 million, respectively, compared to prior year favorable development of $13.0 million and $35.9 million, respectively, for the comparable 2008 periods.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2008 Form 10-K with the SEC on March 13, 2009 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.
Office of Investor Relations
877-951-2522
InvestorRelations@SafetyInsurance.com

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2008 filed with the SEC on March 13, 2009.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,
	2009	2008
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $989,444 and $929,836)	$1,018,329	$920,171
Equity securities, at fair value (cost: $9,736 and $8,419)	9,876	8,040
Short term securities, at amortized cost which approximates fair value	—	82,928
Total investment securities	1,028,205	1,011,139
Cash and cash equivalents	74,470	60,451
Accounts receivable, net of allowance for doubtful accounts	137,238	138,792
Accrued investment income	10,044	9,957
Taxes recoverable	—	5,300
Receivable from reinsurers related to paid loss and loss adjustment expenses	6,851	10,835
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	64,874	76,489
Ceded unearned premiums	13,698	21,620
Deferred policy acquisition costs	47,900	46,687
Deferred income taxes	8,335	18,986
Equity and deposits in pools	23,840	23,578
Other assets	12,382	13,983
Total assets	$1,427,837	$1,437,817

Liabilities
Loss and loss adjustment expense reserves	$439,706	$467,559
Unearned premium reserves	282,434	289,695
Accounts payable and accrued liabilities	59,869	51,111
Taxes payable	3,916	—
Payable to reinsurers	4,674	8,291
Other liabilities	16,803	17,790
Total liabilities	807,402	834,446

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,624,220 and 16,464,530 shares issued	166	165
Additional paid-in capital	144,814	140,261
Accumulated other comprehensive income (loss), net of taxes	18,866	(6,528)
Retained earnings	506,301	476,989
Treasury stock, at cost: 1,564,548 and 232,013 shares	(49,712)	(7,516)
Total shareholders’ equity	620,435	603,371
Total liabilities and shareholders’ equity	$1,427,837	$1,437,817

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net earned premiums	$132,254	$137,555	$531,969	$576,556
Net investment income	11,087	11,326	43,308	45,771
Net realized gains (losses) on investments	170	(378)	(167)	678
Finance and other service income	4,266	4,398	16,844	17,995
Total revenue	147,777	152,901	591,954	641,000

Losses and loss adjustment expenses	84,746	95,173	346,301	369,823
Underwriting, operating and related expenses	48,443	40,918	171,124	172,987
Interest expenses	69	22	135	81
Total expenses	133,258	136,113	517,560	542,891

Income before income taxes	14,519	16,788	74,394	98,109
Income tax expense	4,250	4,864	20,242	27,851
Net income	$10,269	$11,924	$54,152	$70,258

Earnings per weighted average common share:
Basic	$0.68	$0.73	$3.49	$4.32
Diluted	$0.68	$0.73	$3.48	$4.31

Cash dividends paid per common share	$0.40	$0.40	$1.60	$1.60

Number of shares used in computing earnings per share:
Basic	15,055,082	16,279,723	15,533,331	16,265,185
Diluted	15,072,706	16,303,602	15,552,063	16,308,394

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Written Premiums
Direct	$121,478	$113,966	$559,747	$573,509
Assumed	2,117	6,754	14,564	37,439
Ceded	(10,142)	(12,975)	(41,682)	(58,044)
Net written premiums	$113,453	$107,745	$532,629	$552,904

Earned Premiums
Direct	$139,210	$144,306	$555,020	$595,673
Assumed	4,175	8,608	26,552	46,125
Ceded	(11,131)	(15,359)	(49,603)	(65,242)
Net earned premiums	$132,254	$137,555	$531,969	$576,556